EXHIBIT 4.27

AMENDMENT NO. 3 TO

PLACEMENT AGENCY AGREEMENT

This Amendment No. 3 to the Placement Agency Agreement (“Third Amendment”) is entered into as of the 14th day of August 2012, by and between Eagleford Energy Inc., an Ontario, Canada corporation (the “Company”), and Gottbetter Capital Markets, LLC (“Markets”), and amends that certain Placement Agency Agreement, dated as of March 12, 2012, as previously amended on April 13, 2012 and July 17, 2012 (hereinafter collectively referred to as the “PAA”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the PAA.

1.           The Parties to the PAA hereby amend and restate in its entirety the second paragraph of the PAA to read as follows:

The Offering will be made by the Placement Agent and selected dealers and consist of Units of the Company, with each Unit consisting of (i) one (1) share of the Company’s Common Stock (the “Common Stock”) and (ii) a three (3) year warrant (each, an “Investor Warrant” and collectively, the “investor Warrants”) to purchase one half (1/2) of one (1) share of Common Stock at an exercise price of Fifty Cents ($0.50 USD) per full share ( the “Investor Warrant Shares”). The Offering Price for the Units will be Twenty Cents ($0.20 USD) per Unit. The Offering will consist of a minimum of Two Hundred Fifty Thousand United States Dollars ($250,000 USD) through the sale of One Million Two Hundred Fifty Thousand (1,250,000) Units and a maximum of Two Million Five Hundred Thousand United States Dollars ($2,500,000 USD) through the sale of Twelve Million Five hundred Thousand (12,500,000) units (the “Maximum Offering Amount”). In the event the Maximum Offering Amount is sold, the Company and the Placement Agent shall have the right to place an additional Five Million (5,000,000) Units for One Million United States Dollars ($1,000,000 USD) to cover the over-allotments (the “Over-allotment Option”).

2.          The Parties to the PAA hereby amend and restate in its entirety the third paragraph of the PAA to read as follows:

“The Placement Agent shall accept subscriptions only from (i) persons or entities who qualify as “accredited investors,” as such term is defined in Rule 501 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and (ii) persons or entities who are offered and purchase the Units in an Offshore Transaction (as such term is defined in Regulation S (“Regulation S”) as promulgated by the SEC under the Act) and who are not U.S. Persons (as such term is defined in Regulation S) and are not acting for the account or benefit of a person in the United States or a U.S. Person. The Units will be offered until the earlier of the time that all Units offered in the Offering are sold or until August 31, 2012 (“Initial Offering Period”), which date may be extended by the Company and the Placement Agent in writing (this additional period and the Initial Offering Period shall be referred to as the “Offering Period”). The date on which the Offering is terminated shall be referred to as the “Termination Date.”

3.          This Third Amendment is hereby made part of and incorporated into the PAA, with all the terms and conditions of the PAA remaining in full force and effect, except to the extent modified hereby.

4.          This Third Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Third Amendment and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Third Amendment as to the parties and may be used in lieu of the original Second Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Amendment No. 3 to Placement Agency Agreement as of the date first above written.

EAGLEFORD ENERGY INC.

/s/ James Cassina

By:
Name: James Cassina
Title: President

GOTTBETTER CAPITAL MARKETS, LLC

/s/ Julio A. Marquez

By:
Name: Julio A. Marquez
Title: President